Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form S-11 of our report dated March 21, 2025 (June 13, 2025, as to the effects of the change in reportable segments described in Note 15), relating to the financial statements of Starwood Real Estate Income Trust, Inc., appearing in the Current Report on Form 8-K/A of Starwood Real Estate Income Trust, Inc. filed on July 11, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 16, 2025